EXHIBIT 12.2

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

		2011		2010	Year Ended December 31,
		3 Months	12 Months	3 Months
		Ended	Ended	Ended
	Earnings: ($000)	March 31	March 31	March 31	2010	2009	2008	2007	2006
A.	Net income	$12,639	$42,112	$16,645	$46,118	$32,776	$27,238	$33,436	$34,871
B.	Federal and State Income Tax	8,249	23,395	11,480	26,626	21,142	19,273	20,326	21,528
C.	Earnings before Income Taxes	$20,888	$65,507	$28,125	$72,744	$53,918	$46,511	$53,762	$56,399
D.	Fixed Charges
	Interest on Other-Long-Term Debt	5,904	20,876	4,773	19,745	18,830	20,518	18,653	16,425
	Other Interest	1,228	5,161	1,480	5,413	5,253	4,495	4,378	3,622
	Interest Portion of Rents(1)	203	682	199	678	635	788	898	818
	Amortization of Premium & Expense on Debt	300	989	224	913	956	982	963	991
	Total Fixed Charges	$7,635	$27,708	$6,676	$26,749	$25,674	$26,783	$24,892	$21,856

E.	Total Earnings	$28,523	$93,215	$34,801	$99,493	$79,592	$73,294	$78,654	$78,255

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(127)	(32)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	210	843	210	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.653	1.556	1.690	1.577	1.645	1.708	1.608	1.617
J.	Preferred Dividend (Pre-tax) (H x I)	347	1,312	355	1,329	1,387	1,440	1,356	1,363
K.	Plus Allowable Dividend Deduction	32	127	32	127	127	127	127	127
L.	Preferred Dividend Factor	379	1,439	387	1,456	1,514	1,567	1,483	1,490
M.	Fixed Charges (D)	7,635	27,708	6,676	26,749	25,674	26,783	24,892	21,856
N.	Total Fixed Charges and Preferred Dividends	$8,014	$29,147	$7,063	$28,205	$27,188	$28,350	$26,375	$23,346

O.	Ratio of Earnings to Fixed Charges (E/D)	3.7	3.4	5.2	3.7	3.1	2.7	3.2	3.6
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.6	3.2	4.9	3.5	2.9	2.6	3.0	3.4

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.